Exhibit 99.1

Catasys Reports Rapid Growth in Second Quarter 2014 Results

80% Increase in Enrollment, 192% Increase in Revenue, 550% Growth in Six-Month Deferred Revenue

LOS ANGELES, Aug 15, 2014 /PRNewswire/ -- Catasys, Inc. (OTCBB: CATS), provider of proprietary health management services to health insurers and employers, today announced its financial results for the second quarter ended June 30, 2014.

Highlights:

o	80% increase in second quarter enrollment compared with the same quarter last year.

o	192% increase in recognized revenue from the healthcare services to $312,000 in the second quarter, compared with the same quarter last year.

o	$295,000 increase in deferred revenue from healthcare services to $829,000 at June 30, 2014, compared with December 31, 2013.

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In August 2014, Catasys signed an amendment to an existing contract with one of the largest insurance providers in the country, expanding the availability of OnTrak to the provider’s commercial members in Florida. Enrollment is expected to commence by the end of the fourth quarter.

o	Catasys currently operates programs in Kansas, Louisiana, Massachusetts, Oklahoma, West Virginia, Kentucky, and Wisconsin

Rick Anderson, President and COO commented, “During the second quarter, total enrollment and healthcare services revenue continued to grow at an accelerated pace, up 80% and 192%, respectively. These results helped the Company to complete an excellent first half of the year, as demonstrated by the percent change in our deferred revenue, up 55% since December 31, 2013. This metric is important as a large portion of our fees are deferred over the term of the 12 month program or until performance guarantees are achieved.”

Mr. Anderson added, “The positive momentum has continued into the second half of the year, as underscored by one of our largest customers expanding to the offering to include its commercial population in Florida. The impetus behind the increased spending with Catasys is directly correlated to the program’s early results indicating the ability to save the health plan money. This demonstrates the dual opportunity to generate increased revenue from program expansions, both with existing customers and by bringing on new clients. As more and more existing and new customers realize the return on investment that OnTrak, provides, we expect our growth to be able to increase substantially, and profitably, as we add revenue with very little incremental overhead cost, leveraging our already built out infrastructure. We are confident that this represents a near term opportunity, as customers are expanding use of the OnTrak program within 12 months of launching.”

Overview

o	Customers –Catasys presently provides its proprietaryOnTrak program to health plans inKansas, Louisiana, Massachusetts, Oklahoma, West Virginia, Kentucky, and Wisconsin.

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Sales Pipeline and Growth –Management expects continued organic growth not only as existing insurers continue to recognize the value of the services of our program and expand into new territories and/or lines of business, but also as we sign new insurers. In addition to the signed national insurer, the Company had a sales pipeline of 9.5 million covered lives with 3.5 million in advanced stages of discussion, as of the end of July 30, 2014.

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Enrollment –Generally 0.5% of a commercial health plan’s covered lives will be eligible for the OnTrakprogram and the Company anticipates that approximately 20% of those that are eligible will enroll in the program each year after full enrollment is achieved, which is anticipated to be up to approximately 12 months from the commencement of enrollment.

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Revenues –Healthcare services revenues are generated either monthly, based on enrolled members at approximately$8,500 per memberper year, or at a lower case rate when a member enrolls plus a share of cost savings realized. Revenue without performance guarantees is recognized ratably over 12 months. If contracts contain a minimum performance guarantee, that portion of the monthly fee subject to the guarantee is reserved as deferred revenue until the performance measurement period is completed. Savings shares are recognized when they are paid.

Second Quarter 2014 Results of Operations
For the second quarter of fiscal 2014, total revenues increased 192% to $312,000 compared with $107,000 for the same period last year. Increased total revenues are primarily a result of an increase in health plans covered and enrollment growth compared with the same quarter in 2013. The Company reported a loss from operations before income taxes of $27.5 million, or $1.27 per basic share and per diluted share, for the second quarter of 2014, compared with a loss from operations before income taxes of $6.2 million, or $0.45 per basic share and per diluted share, in the second quarter last year, related to the revaluation of our warrant liabilities. The increased loss from operations during the second quarter of 2014 was primarily the result of the change in fair value of the warrants at June 30, 2014.

Total operating expenses for the second quarter of 2014 were $2.0 million compared with $1.5 million in the second quarter in 2013.

OnTrak Program
Catasys' OnTrak program – contracted with a growing number of health insurers – is designed to improve member health and at the same time lower costs to the insurer by utilizing member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency department utilization driving a more than 50 percent reduction in total health care costs for enrolled members.

About Catasys, Inc.
Catasys, Inc. provides specialized health management services to health plans and employers through a network of licensed and company managed health care providers. The Catasys substance dependence program improves member health, thereby lowering overall costs. The proprietary program addresses substance dependence as a chronic disease, focusing on the whole health of the member. The program delivers integrated medical and psychosocial interventions in combination with long-term care coaching. For further information, please visit www.catasys.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan and achieve profitability, lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
(In thousands, except for number of shares)	2014	December 31,
	(unaudited)	2013
ASSETS
Current assets
Cash and cash equivalents	$1,141	$1,136
Receivables, net of allowance for doubtful accounts of $20 and $0, respectively	177	173
Receivables from related party	-	115
Prepaids and other current assets	125	275
Total current assets	1,443	1,699
Long-term assets
Property and equipment, net of accumulated depreciation of $1,949 and $2,001, respectively	362	366
Intangible assets, net of accumulated amortization of $410 and $401, respectively	109	118
Deposits and other assets	387	440
Total Assets	$2,301	$2,623

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$276	$1,148
Accrued compensation and benefits	1,195	1,181
Deferred revenue	829	534
Other accrued liabilities	683	1,270
Total current liabilities	2,983	4,133
Long-term liabilities
Deferred rent and other long-term liabilities	297	160
Capital leases	20	26
Warrant liabilities	41,920	16,347
Total Liabilities	45,220	20,666

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 23,479,256 and 18,835,571 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	2	2
Additional paid-in-capital	209,601	209,169
Accumulated deficit	(252,522)	(227,214)
Total Stockholders' Deficit	(42,919)	(18,043)
Total Liabilities and Stockholders' Deficit	$2,301	$2,623

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Healthcare services revenues	$312	$107	$511	$206

Operating expenses
Cost of healthcare services	267	148	532	292
General and administrative	1,709	1,426	3,046	2,874
Depreciation and amortization	28	6	52	11
Total operating expenses	2,004	1,580	3,630	3,177

Loss from operations	(1,692)	(1,473)	(3,119)	(2,971)

Other Income	1,194	-	1,194	-
Interest expense	(1,462)	(770)	(2,774)	(770)
Change in fair value of warrant liability	(25,493)	(3,984)	(20,392)	376
Loss from continuing operations before provision for income taxes	(27,453)	(6,227)	(25,091)	(3,365)
Provision for income taxes	2	1	4	3
Loss from continuing operations	$(27,455)	$(6,228)	$(25,095)	$(3,368)

Gain (loss) from discontinued operations, net of income taxes	$8	$(246)	$(213)	$(493)

Net loss	$(27,447)	$(6,474)	$(25,308)	$(3,861)

Basic and diluted net loss from continuing operations per share:	$(1.27)	$(0.45)	$(1.22)	$(0.26)

Weighted number of shares outstanding	21,702	13,918	20,581	12,993

Basic and diluted net loss from discontinued operations per share:	$0.00	$(0.02)	$(0.01)	$(0.04)

Weighted number of shares outstanding	21,702	13,918	20,581	12,993

Investor Contact:

James Carbonara, Regional Vice President

Hayden IR

Email: james@haydenir.com

Phone: 646-755-7412